Exhibit 3.2

BOARD REGULATIONS

TERRA INNOVATUM GLOBAL N.V.

dated as of 10 October 2025

Board Regulations Terra Innovatum Global N.V.	1/15

BOARD REGULATIONS

TERRA INNOVATUM GLOBAL N.V.

1	Introduction

1.1	These Regulations are the regulations of the Board. The Board deems it useful to further regulate its duties and responsibilities in these Regulations. These Regulations are established pursuant to article 22.4 of the Articles of Association.

1.2	These Regulations are complementary to the rules and regulations (from time to time) applicable to the Board and its Directors as set out in applicable legislation and the Articles of Association.

1.3	These Regulations were adopted by the Board on 9 October 2025 and are effective as from 10 October 2025 and shall remain in full force and effect until amended or terminated (in whole or in part).

1.4	Capitalized terms used herein have the meaning set forth in the list of definitions attached as Schedule 1.

1.5	Reference to Clauses shall be deemed to refer to clauses of these Regulations, unless the contrary is apparent.

1.6	Any reference to a gender shall include all genders.

1.7	The attached Schedules form an integral part of these Regulations.

1.8	These Regulations are based on the DCGC as adopted by the Corporate Governance Code Monitoring Committee in March 2025. The DCGC contains principles and best practice provisions that apply to the Company’s corporate governance structure. The ‘Comply or Explain’- report of the Company in accordance with the DCGC shall be made available in the Company’s annual report and/or on the Company’s website. The report shall explain (i) any deviations from the DCGC, (ii) the reason for such deviations, (iii) if the deviation is of a temporary nature and will continue for more than one financial year, an indication of when the Company intends to comply with the principle or the best practice provision again, and (iv) where applicable, a description of the alternative measure taken either explaining how that measure attains the purpose of the principle or the best practice provision or clarifying how the measure contributes to good corporate governance of the Company.

2	Collective responsibility and division of duties

2.1	The Directors shall be collectively responsible for the management of the Company, the general affairs of the Company’s business and the general affairs of the Group Companies.

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2.2	In performing its duties, the Board shall be guided by the interests of the Company and its affiliated enterprise, and shall take into account the relevant interests of the Company’s stakeholders (including but not limited to its Shareholders).

2.3	The division of duties within the Board shall be determined (and amended, as necessary) by the Board, provided that the day-to-day management of the Company shall be entrusted to the Executive Directors and further provided that the duty to supervise the performance by the Directors of their duties cannot be taken away from the Non-Executive Directors. The manner in which duties are divided among the Directors shall be set out in these Regulations and in one or more additional documents. An individual Director may only exercise such powers as are explicitly conferred or delegated upon him and he may never exercise powers beyond those exercisable by the Board as a whole.

2.4	Each Director shall be accountable to the Board for the performance of his or her duties and shall therefore report to the Board on a regular basis and in such a manner as to give the Board a proper insight into the performance of his duties, the foregoing also in view of the Board’s collective responsibility.

2.5	Each Director shall have the right to receive from the other Directors and from the employees any information on matters that the Director considers useful or appropriate in connection with his collective responsibility for the management of the Company. Each Director shall consult with the other Directors where the performance of his duties affects the duties of the other Directors or where the significance of the matter requires consultation with the other Directors.

2.6	The Board is responsible for the continuity of the Company and its affiliated enterprise and for the sustainable long-term value creation by the Company and its affiliated enterprise. The Board shall take into account the impact of the activities of the Company and its affiliated enterprise have on people and the environment and, to that end, shall balance the interests of the relevant stakeholders.

2.7	The Executive Directors shall discuss with the Audit Committee and report to the Board on the effectiveness of the design and operation of the internal risk management and control systems.

2.8	The Board shall ensure that internal procedures are established and maintained to ensure that all relevant information is brought to the attention of the Board in a timely manner.

2.9	Each Director shall provide the Company with such information as is necessary to enable the Company to comply with applicable laws and regulations (including the rules of any stock exchange on which the Company may be listed).

2.10	The Board shall include the Management Report with the Annual Accounts. The Management Report shall in any event contain the information required by applicable law or by the DCGC.

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3	Executive Directors

The Executive Directors shall be entrusted with the day-to-day management of the Company and the enterprise connected with it, under collective responsibility of the Board as a whole.

4	Non-Executive Directors

4.1	The Non-Executive Directors shall supervise (i) the Executive Directors’ policies and performance of the duties and of (ii) the general affairs and business of the Company, and provide advice and guidance to the Executive Directors. This supervisory role may not be taken away from the Non-Executive Directors by a division of duties.

4.2	The Non-Executive Directors shall prepare and publish a Non-Executive Directors’ Report on its functioning and activities and that of the Committees during the preceding financial year. The Non-Executive Directors’ Report may form part of the Management Report, or be included in a separate report.

5	Composition of the Board

5.1	The Board shall consist of one or more Executive Directors and two or more Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board.

5.2	The Board shall designate one of the Non-Executive Directors as Chairperson, who shall ensure the proper functioning of the Board as a whole. The Board shall designate one of the Non-Executive Directors as Vice-Chairperson. In addition, the Board shall appoint one of the Executive Directors as CEO, who shall ensure the proper functioning of the Executive Directors. In addition, the Board may also grant other titles to Directors, such as in case of an Executive Director specifically in charge of the Company’s financial affairs as Chief Financial Officer or CFO.

5.3	The composition and size of the Board shall be such that the requisite expertise, background and competencies are present for the Board, and that with respect to the Non-Executive Directors, the requisite independence is present, to carry out their duties properly and enable the Non-Executive Directors to act independently and critically vis-à-vis one another, the Executive Directors and any particular interest involved.

5.4	The Non-Executive Directors, in principle in conjunction with the Nominating and Corporate Governance Committee shall prepare the Board Profile taking into account the nature and the activities of the enterprise affiliated with the Company. The Board Profile shall address:

(a)	the desired expertise and background of the Executive Directors and Non-Executive Directors;

(a)	the desired diverse composition of the Board;

(b)	the size of the Board; and

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(c)	the independence of the Non-Executive Directors.

5.5	In composing the Board, the following requirements should in any case be observed:

(a)	any one of the criteria referred to in Clause 5.6 (a) through (e) should apply to no more than one Non-Executive Director;

(b)	the total number of Non-Executive Directors to whom the criteria referred to in Clause 5.6 are applicable shall be less than half of the total number of Non-Executive Directors;

(c)	for each Shareholder, or group of affiliated Shareholders, who directly or indirectly hold more than 10% of the issued Shares, there is at most one Non-Executive Director who can be considered to be affiliated with or representing them as stipulated in Clause 5.6 (f) and (g); and

(d)	subject to Clause 5.2, the Chairperson of the Board may not be a former Executive Director and should be independent within the meaning of the DCGC.

5.6	A Non-Executive Director shall not be considered independent from the Company under the DCGC if such Non-Executive Director, his spouse, registered partner or life companion, foster child or relative by blood or marriage up to the second degree:

(a)	has been an employee of the Company or Executive Director or an employee or member of the management board of an issuing institution associated with the Company (as referred to in Section 5:48 of the Financial Supervision Act (Wet op het financieel toezicht)) in the five years prior to the appointment;

(b)	receives personal financial compensation from the Company, or an entity associated with it, other than the compensation received for the work performed as a Non-Executive Director and insofar as this is not in the normal course of business;

(c)	has had an important business relationship with the Company or an entity associated with it in the year prior to the appointment. This includes in any event the case where the Non-Executive Director, or the firm of which he is a shareholder, partner, associate or advisor, has acted as advisor to the Company (consultant, external auditor, civil notary or lawyer) and the case where the Non-Executive Director is a management board member or an employee of a bank with which the Company has a lasting and significant relationship;

(d)	has been a member of the management board of a company in which a Director is a supervisory board member;

(e)	has temporarily performed management duties during the previous twelve months in the absence or incapacity of Executive Directors;

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(f)	has a shareholding in the Company of at least ten percent, taking into account the shareholding of natural persons or legal entities collaborating with him on the basis of an express or tacit, verbal or written agreement; or

(g)	is a member of the management board or supervisory board – or is a representative in some other way – of a legal entity which directly or indirectly holds at least ten percent of the Shares, unless the entity is a Subsidiary, and a Non-Executive Director shall furthermore not be considered independent from the Company if such Non-Executive Director, his spouse, registered partner or life companion, foster child or relative by blood or marriage up to the second degree fails to satisfy the independence requirements applicable to the Company pursuant to the rules of any national securities exchange on which its equity securities may be listed.

6	Appointment, reappointment and term of office of Directors

6.1	The Directors shall be appointed and reappointed in the manner as provided in the Articles of Association.

6.2	If a nomination for appointment is made by the Board, the nomination states the reasons. Only individuals may be nominated by the Board for appointment as Director. A Director shall be appointed for a term of one year, provided that his term of office shall lapse immediately after the close of the annual General Meeting held in the year after his appointment. A Director may be reappointed subject to the preceding sentence.

6.3	The Board shall prepare a retirement and resignation rota to prevent, to the extent possible, simultaneous reappointments, which shall be amended from time to time in case circumstances change. The retirement and resignation rota shall be aimed at retaining the balance in the requisite expertise, experience and diversity. Due regard shall be given to the Board Profile. The Non-Executive Directors shall resign in accordance with the retirement and resignation rota.

6.4	In the event of the absence or inability to act of one or more Directors, the powers of the Board remain intact, provided that:

(a)	if the seat of an Executive Director is vacant or upon the inability of an Executive Director, the remaining Executive Directors shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may provide for one or more temporary replacements; and

(b)	if the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, provided that the Board may provide for a temporary replacement. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors to one or more other individuals.

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6.5	Non-Executive Directors who take on the management of the Company temporarily, where the Executive Directors are absent or unable to fulfill their duties, shall (temporarily) resign as Non-Executive Director in order to do so.

7	Responsibilities CEO

With due observance of Article 2.3, the CEO has all powers, authorities, tasks and discretions (including the power to sub-delegate) that are not explicitly allocated to the full Board. Matters not expressly allocated to the full Board are considered matters that fully fall within the tasks delegated to the CEO and may, therefore, be validly resolved upon (rechtsgeldig over worden besloten) by the CEO without involvement of the full Board being required. Such resolution shall constitute a resolution of the Board. The CEO shall inform the Board promptly after having adopted a resolution in accordance with this Article 7. The Board may opt to limit the authority granted to the CEO by means of an amendment to these regulations.

8	Responsibilities Chairperson and Company Secretary

8.1	The Chairperson shall, on behalf of the Board, act as the main contact for the Directors and Shareholders regarding the functioning of the Board.

8.2	The Chairperson shall:

(a)	determine the agenda for the meetings of the Board;

(b)	chair the meetings of the Board;

(c)	ensure the appointment of the Vice-Chairperson by the Board;

(d)	oversee and ensure the proper functioning and adequate performance of the Board and its Committees;

(e)	ensure the adequate and timely submission of information to the Directors as necessary to perform their duties;

(f)	co-ordinate the Board’s decision-making process and ensure that there is sufficient time for consultation, deliberations and decision-making;

(g)	arrange for the induction and education or training program for the Directors and ensure that the induction or training program is followed;

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(h)	act on behalf of the Board as main contact for the General Meeting and ensure that contact with the Executive Directors and the General Meeting is productive and that the results thereof are timely and prudently communicated to the other Directors;

(i)	initiate and ensure the annual evaluation of the functioning of the Board and its Directors;

(j)	ensure that the Board performs its activities in respect of culture and sustainable long-term value creation;

(k)	receive and decide on reported (potential) Conflicts of Interest;

(l)	ensure that any actual or suspected material misconduct and irregularities are reported to the Board without delay;

(m)	ensure that the Non-Executive Directors are involved closely, and at an early stage, in any merger or acquisition situations;

(n)	receive and decide on reported alleged irregularities relating to the functioning of the Directors;

(o)	assure effective communication with Shareholders; and

(p)	ensure the orderly and efficient conduct of the General Meeting.

8.3	The Vice-Chairperson shall deputize for the Chairperson as and when required, and shall have the powers and perform the duties of the Chairperson in the latter’s absence. The Vice-Chairperson shall act as contact for Directors concerning the functioning of the Chairperson.

8.4	The Board shall be supported by a Company Secretary, who shall be appointed and dismissed by the Board from outside its members.

8.5	The Company Secretary shall be primarily responsible for:

(a)	compliance of the Board’s functioning with the law, the Articles of Association and the rules and regulations issued pursuant thereto (including the DCGC and these Regulations);

(b)	facilitating the provision of information to the Board;

(c)	assisting the Chairperson in the organization of the affairs of the Board, including the provision of information, meeting agendas, evaluations and training programs; and

(d)	assisting the chairperson of the Committees in managing the activities of the Board, including but not limited to the coordination and provision of relevant information, meeting agendas, performance evaluations and training programs.

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8.6	In the event the Company Secretary is absent or unable to act, the powers of the Company Secretary under these Regulations shall be exercised by a Non-Executive Director other than the Chairperson, to be designated for such purposes by the Board.

9	Board committees

9.1	The Board shall appoint from among its Non-Executive Directors an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The Board may appoint additional standing and/or ad hoc committees, as it deems necessary and appropriate. The Board shall remain collectively responsible for decisions prepared by its Committees and accountable for the performance.

9.2	The Board shall draw up charters for each Committee which may be amended by the Board at any time.

9.3	Should one or more Committees not be instituted, their respective practice and principles as set forth in the relevant charters shall apply mutatis mutandis to the Non-Executive Directors.

9.4	The Board shall receive from each Committee a report of its deliberations and findings.

10	Board meetings (agenda, teleconferencing, attendance, minutes) and resolutions

10.1	The Board shall hold meetings on a regular basis at a time to be determined by the Board and whenever the Chairperson has requested a meeting. Meetings of the Board may be held by means of an assembly of Directors in person at a formal meeting or by conference call, video conference or by any other means of communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

10.2	An attendance register shall be kept and signed by the Company Secretary, or in his absence or inability to act, by a person designated by the chairperson of the meeting, and shall include the names of the Directors who attended the meeting in person and, if applicable, the names of the Directors who participated in such meeting by conference call, video conference or by any other means of communication.

10.3	Meetings of the Board shall be convened in due time by the Chairperson or the CEO. Each other Director may request the Chairperson to convene a meeting.

10.4	The Chairperson, and in his absence the Vice-Chairperson, shall chair the meeting. In the absence of the abovementioned persons, the meeting shall appoint one of the Non-Executive Directors to chair the meeting.

10.5	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing, and such authorization shall constitute presence by proxy at such meeting. A Director may not act as a proxy for more than one Director.

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10.6	The Chairperson shall determine the agenda for each meeting. Each other Director may submit to the Chairperson items to be discussed in the meeting. An item to be discussed which has not been submitted on time or is not supported by sufficient documentation shall not be placed on the agenda.

10.7	At the request of a Director and with the agreement of the majority of the other Directors, urgent matters may be discussed immediately or in an additional meeting.

10.8	The Directors should attend the meetings of the Board. Where they are unable to attend and the minutes require explanation, the chairperson of the meeting shall inform them about the resolutions passed and the discussions held in that meeting.

10.9	The Company Secretary may attend the meetings of the Board. The Chairperson may decide to allow others to attend a meeting as well.

10.10	Minutes of meetings of the Board shall be kept by the Company Secretary. The minutes of the meeting shall be adopted by the Board at the same meeting or at a subsequent meeting. A document stating that one or more resolutions have been adopted by the Board and signed by the Chairperson or by the chairperson and the secretary of the particular meeting constitutes valid proof of those resolutions. The minutes shall be signed for adoption by the chairperson and the secretary of the meeting and shall be dispatched to all Directors as soon as practically possible. The Company Secretary may issue and sign extracts of the adopted minutes which shall constitute evidence of such resolution vis-à-vis third parties.

10.11	Resolutions of the Board shall require a simple majority of the votes cast by Directors present or represented at the meeting, provided that Directors who have a Conflict of Interest shall not take part in the voting. If there is a tie vote, the proposal shall be rejected.

10.12	With due observance of these Regulations and the Articles of Association, resolutions of the Board may be adopted outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making. The Company Secretary shall keep a record of each resolution adopted outside of a meeting. The adoption of resolutions outside of a meeting must be reported at the next meeting.

11	Conflict of Interest

11.1	A Director shall not participate in the discussions and/or decision-making process on a subject or transaction in relation to which he has a direct or indirect personal conflict of interest with the Company within the meaning of Section 2:129(6) DCC or if the Chairperson or the Vice-Chairperson, has determined pursuant to the Clauses 11.4 and 11.5 that a reported (potential) conflict of interest qualifies as a conflict of interest (Conflict of Interest). Such transaction must be concluded on terms which are customary in the market concerned and be approved by the Board. The Chairperson shall procure that transactions in respect of which Directors have a Conflict of Interest will be mentioned to in the Management Report with reference to the Conflict of Interest and a declaration that this Clause 11 was complied with.

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11.2	A Director shall be deemed to have a (potential) Conflict of Interest, if:

(a)	he has a personal material financial interest in a company with which the Company intends to enter into a transaction;

(b)	he has a family law relationship (familierechtelijke verhouding) with a management board member of a company with which the Company intends to enter into a transaction;

(c)	he is a member of the management or supervisory board of, or holds similar office with, a company with which the Company intends to enter into a transaction;

(d)	under applicable law, including the rules of any exchange on which Shares may be listed, such conflict of interest exists or is deemed to exist; or

(e)	the Chairperson, or if applicable, the Vice-Chairperson, at his sole discretion has ruled that such Conflict of Interest exists or is deemed to exist.

The mere fact that a Director holds Shares or is entitled to obtain Shares, is in itself insufficient to determine that a Conflict of Interest exists to which Clause 11.1 applies.

11.3	To prevent Conflicts of Interest, Directors shall in any case refrain from:

(a)	competing with the Company or its Subsidiaries and their affiliated enterprise;

(b)	demanding or accepting substantial gifts from the Company or its Subsidiaries, for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree;

(c)	providing unjustified advantages to third parties at the expense of the Company or its Subsidiaries;

(d)	taking advantage of business opportunities to which the Company or its Subsidiaries are entitled for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

11.4	Each Director (other than the Chairperson) shall immediately report any (potential) Conflict of Interest concerning a Director to the Chairperson. The Director with such (potential) Conflict of Interest must provide the Chairperson with all information relevant to the conflict, including information relating to his spouse, registered partner or life companion, foster child or relative by blood or marriage up to the second degree. The Chairperson will determine whether a reported (potential) Conflict of Interest qualifies as a Conflict of Interest to which Clause 11.1 applies.

11.5	In case the Chairperson has a (potential) Conflict of Interest he shall immediately report such (potential) Conflict of Interest to the Vice-Chairperson. The Chairperson must provide the Vice-Chairperson with all information relevant to the (potential) Conflict of Interest, including information relating to his spouse, registered partner, life companion, foster child or relative by blood or marriage up to the second degree. The Vice-Chairperson will determine whether a reported (potential) Conflict of Interest qualifies as a Conflict of Interest to which Clause 11.1 applies.

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12	Relationship with the General Meeting

12.1	In accordance with the Articles of Association, General Meetings may be convened by the Board. The person(s) convening the meeting shall ensure that it is held in due time and that the Shareholders and other persons with meeting rights are informed by means of a shareholders circular of all facts and circumstances relevant to the item(s) on the agenda.

12.2	The Board shall provide the General Meeting with any information it may require concerning an item on the agenda, unless important interests (zwaarwegende belangen) of the Company or any law, rules or regulations applicable to the Company prevent it from doing so. The Board shall specify the reasons for invoking such important interests.

12.3	The Board shall adopt a policy regarding bilateral contacts with the General Meeting and with Shareholders. If a Shareholder engages in a dialogue with the Company outside the context of a General Meeting, the Shareholder shall disclose his/its full share position (long and short and through derivatives) at the request of the Company.

12.4	The Board shall adopt a policy for effective dialogue with the stakeholders of the Company, to ensure that the interests of the relevant stakeholders are considered when determining the sustainability aspects of the Company’s strategy.

12.5	The Board shall be responsible for the corporate governance structure of the Company and must give account to the General Meeting in relation to such structure. Each year the broad outline of the Company’s corporate governance structure shall be set forth in a separate chapter of the Management Report. In this chapter the Company will confirm the principles and best practices of the DCGC directed at the Board were followed and if not, the reason for not doing so shall be explained which explanation shall in any event include the following elements:

(a)	any deviations from the DCGC;

(b)	the reason for such deviations;

(c)	if the departure is of a temporary nature and will continue for more than one financial year, an indication of when the Company intends to comply with the principle or the best practice provision again; and

(d)	where applicable, a description of the alternative measure taken, either explaining how that measure achieves the purpose of the principle or the best practice provision or clarifying how the measure contributes to good corporate governance of the Company. Each significant change in the Company’s corporate governance structure and the compliance of the DCGC shall be addressed in a separate item on the agenda for consideration by the General Meeting.

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13	Confidentiality

Each Director shall treat all information and documents obtained within the framework of their position as Director with the necessary discretion and, in the case of classified information, with the appropriate secrecy. Classified information shall not be disclosed outside the Board, made public or otherwise made available to third parties, even after resignation from the Board, unless it has been made public by the Company or it has been established that the information is already in the public domain.

14	Non-compliance and amendment

14.1	The Board may amend these Regulations.

14.2	Without prejudice to the provisions in the Articles of Association, the Board may from time to time decide in its sole discretion, not to comply with and adhere to these rules pursuant to a resolution of the Board to that effect. Such decisions shall be explained in the Management Report.

14.3	Where these Regulations are inconsistent with Dutch law or the Articles of Association, the latter shall prevail. Where these Regulations conform to the Articles of Association but are inconsistent with Dutch law, the latter shall prevail.

14.4	If one or more provisions of these Regulations are or become invalid, this shall not affect the validity of the remaining provisions. The Board may replace the invalid provisions by provisions, which are valid, and the effect of which, given the contents and purpose of these Regulations is, to the greatest extent possible, similar to that of the invalid provisions.

15	Governing law and jurisdiction

These Regulations shall be governed by and construed in accordance with the law of the Netherlands. The courts of Amsterdam, the Netherlands, shall have exclusive jurisdiction to settle any dispute arising from or in connection with these Regulations (including any dispute regarding the existence, validity or termination of these Regulations).

16	Website

These Regulations, and any amendments thereto, shall be published on the Company’s website.

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Schedule 1

List of Definitions

In these Regulations, the following terms have the following meanings:

Annual Accounts	the Company’s annual accounts of the Company as referred to in Section 2:361 DCC;

Articles of Association	the articles of association of the Company, as amended from time to time;

Auditor	an auditor as referred to in Section 2:393 DCC, or an organization in which auditors referred to in Section 2:393 DCC work together;

Audit Committee	the audit committee of the Board;

Board	the Company’s board of directors;

Board Profile	the profile prepared by the Board on its composition prepared in accordance with best practice provision 2.1.1 of the DCGC, which shall be published on the Company’s website, as amended from time to time;

Chairperson	the Non-Executive Director designated by the Board as chairperson of the Board and who serves as chairperson of the Board (voorzitter) as referred to under Dutch law;

CEO	the Executive Director designated by the Board as chairperson and chief executive officer (CEO);

Committees	the Audit Committee, the Remuneration Committee and the Nominating and Corporate Governance Committee;

Company	Terra Innovatum Global N.V., a public limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 98523554;

Company Secretary	the secretary of the Company;

Conflict of Interest	has the meaning attributed thereto in Clause 11;

DCC	the Dutch Civil Code;

DCGC	the Dutch corporate governance code, as amended from time to time;

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Director	an Executive Director or a Non-Executive Director;

Executive Director	a member of the Board appointed as executive director;

General Meeting	the corporate body of the Company consisting of Shareholders and all other persons with meeting right or a meeting of Shareholders and other persons with meeting right, as the case may be;

Management Report	the Company’s management report as referred to in Section 2:391 DCC;

Nominating and Corporate Governance Committee	the nominating and corporate governance committee of the Board;

Non-Executive Director	a member of the Board appointed as non-executive director;

Non-Executive Directors’ Report	the report prepared and published by the Non-Executive Directors and as referred to in Clause 4.2;

Regulations	these regulations of the Board, as amended from time to time;

Remuneration Committee	the remuneration committee of the Board;

Share	a share in the Company’s share capital; unless the contrary is expressed this shall include each ordinary share and each preferred share in the share capital of the Company;

Shareholder	a holder of one or more Shares, unless the contrary is expressed this shall include each holder of ordinary shares and each holder of preferred Shares in the share capital of the Company;

Subsidiary	a subsidiary of the Company as referred to in Section 2:24a DCC;

Vice-Chairperson	the Director appointed as vice-chairperson of the Board;

written or in writing	by letter, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established.

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